Exhibit 99.1

May 22, 2019	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports First Quarter Fiscal 2019 Results

●	Net income of $4.0 million, or $0.08 per share in the first quarter of 2019 compared to $7.3 million, or $0.16 per share in 2018
●	Outstanding debt $55.6 million lower compared to end of first quarter of 2018
●	Comparable sales decreased 1.7%

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the first quarter ended May 4, 2019.

Net income for the first quarter of 2019 was $4.0 million or $0.08 per diluted share compared to a net income of $7.3 million or $0.16 per diluted share in 2018. Adjusted earnings before interest, income taxes, depreciation and amortization for the first quarter of 2019 was $13.9 million compared to $18.4 million for the first quarter of 2018 (see Note 1).

“With a late start to spring in the South and West, February was a challenging month with negative mid-single digit comp sales. Our comp sales for the combined March and April period dramatically improved. Comp sales in the first quarter also benefited by approximately 150 basis points from the shift of a 12-Hour Sale event from the second quarter to the first. With the event shift and slow selling thus far in May, we expect headwinds to impact the second quarter,” said Hunt Hawkins, Chief Executive Officer. “Looking forward, with our 2019 sales-driving initiatives rolling out this fall, we believe that our comp sales trends and results will improve in the second half.”

Stein Mart’s second half sales initiatives include:

●	Launching two new product lines (kids and fine jewelry), which will increase transactions and appeal to a broader customer base
●	Buy online, pick up in store (“BOPIS”), which will drive store traffic and deliver incremental sales
●	Implementation of a marketing campaign management tool, which will analyze customer data to create personalized email and direct mail messaging to unlock additional sales

Mr. Hawkins continued, “Our lower gross profit rate reflects a planned rate decrease for the quarter from a change in our 2019 markdown cadence, the impact of the highly promotional event shift, and slightly higher markdowns to clear Fall merchandise. Despite the lower rate in the first quarter, we continue to expect our full year rate to be consistent with 2018. Finally, we are very pleased that we reduced borrowings by more than $55 million compared to the end of the first quarter of 2018.”

Net Sales

Net sales for the first quarter of 2019 were $314.2 million compared to $326.6 million for the first quarter of 2018. Net sales were impacted by comparable sales results and fewer stores operating during the quarter.

Comparable sales decreased 1.7 percent (see Note 2) during the first quarter due to lower store traffic and average unit retail, partially offset by higher units per transaction. Digital sales increased 14 percent in the first quarter of 2019.

Gross Profit

Gross profit for the first quarter of 2019 was $87.5 million or 27.8 percent of sales compared to $96.0 million or 29.4 percent of sales in 2018. The decrease in the gross profit rate was driven primarily by a planned reduction from accelerated markdown cadence and the impact of the sales event shift.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2019 decreased $4.4 million to $86.1 million compared to $90.5 million in 2018. The decrease in SG&A expenses was primarily from lower store related expenses including the impact of closed stores.

Income Taxes

Income tax expense was less than $0.1 million for first quarter of 2019 and 2018. The small amount of income taxes reflects our estimated minimal taxable income for the year.

Cash Flows

Inventories were $274.3 million at the end of the first quarter of 2019 compared to $297.0 million at the same time last year. Average inventories per store were down 5 percent to last year.

Accounts payable was $20.9 million higher at the end of the first quarter of 2019 compared to the end of the first quarter of 2018, reflecting improved credit terms from our vendors and factors since the first quarter of 2018.

Debt decreased $55.6 million to $153.8 million at the end of the first quarter of 2019 compared to $209.4 million at the end of the first quarter of 2018. Unused availability under our credit facility increased $62.0 million to $102.0 million at the end of the first quarter of 2019 compared to $40.0 million at the end of the first quarter of 2018. In addition, we had $15.2 million available to borrow which would be collateralized by life insurance policies at the end of the first quarter of 2019.

Store Activity

We had 283 stores at the end of the first quarter of 2019 compared to 289 at the end of the first quarter of 2018. We closed four stores during the first quarter of 2019, which completes our store plans for the year.

Lease Accounting

We adopted the new lease accounting standard during the first quarter of 2019. The new standard required us to recognize right-of-use assets and lease liabilities for operating leases on the Condensed Consolidated Balance Sheet.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended May 4, 2019 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call to discuss the Company’s first quarter results will be held at 9:00 a.m. ET on May 22, 2019. The call may be heard on the Company’s investor relations website at http://ir.steinmart.com. A replay of the conference call will be available on the website through June 30, 2019.

Investor Presentation

Stein Mart’s first quarter 2019 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day both in stores and online. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: dependence on our ability to purchase merchandise at competitive terms through relationships with our vendors and their factors, consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, increases in the cost of compensation and employee benefits, impacts of seasonality, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for Ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended
	May 4, 2019	May 5, 2018
Net sales	$314,157	$326,605
Other revenue	5,225	4,382
Total revenue	319,382	330,987
Cost of merchandise sold	226,698	230,621
Selling, general and administrative expenses	86,136	90,509
Operating income	6,548	9,857
Interest expense, net	2,526	2,463
Income before income taxes	4,022	7,394
Income tax expense	53	60
Net income	$3,969	$7,334
Net income per share:
Basic	$0.08	$0.16
Diluted	$0.08	$0.16
Weighted-average shares outstanding:
Basic	47,111	46,610
Diluted	47,489	46,659

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	May 4, 2019	February 2, 2019	May 5, 2018

ASSETS
Current assets:
Cash and cash equivalents	$ 21,933	$ 9,049	$ 16,165
Inventories	274,281	255,884	296,964
Prepaid expenses and other current assets	31,838	28,326	35,597

Total current assets	328,052	293,259	348,726
Property and equipment, net	118,350	123,838	144,109
Operating lease assets	376,172	-	-
Other assets	24,255	24,108	24,838

Total assets	$ 846,829	$ 441,205	$ 517,673

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 114,495	$ 89,646	$ 93,632
Current portion of debt	-	-	159,415
Current portion of operating lease liabilities	84,153	-	-
Accrued expenses and other current liabilities	84,118	77,650	78,418

Total current liabilities	282,766	167,296	331,465
Long-term debt	152,999	153,253	49,266
Deferred rent	-	39,708	41,535
Noncurrent operating lease liabilities	328,093	-	-
Other liabilities	31,335	33,897	38,785

Total liabilities	795,193	394,154	461,051

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 48,065,250, 47,874,286 and 47,910,450 shares issued and outstanding, respectively	481	479	479
Additional paid-in capital	60,797	60,172	56,961
Retained deficit	(9,879)	(13,853)	(576)
Accumulated other comprehensive income (loss)	237	253	(242)

Total shareholders’ equity	51,636	47,051	56,622

Total liabilities and shareholders’ equity	$ 846,829	$ 441,205	$ 517,673

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended	13 Weeks Ended
	May 4, 2019	May 5, 2018
Cash flows from operating activities:
Net income	$3,969	$	7,334
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,338		8,070
Share-based compensation	730		995
Store closing (benefits) charges	(8)		116
Impairment of property and other assets	-		299
Loss on disposal of property and equipment	1		99
Changes in assets and liabilities:
Inventories	(18,397)		(26,727)
Prepaid expenses and other current assets	(4,311)		(8,977)
Other assets	7,553		(2,311)
Accounts payable	24,951		(25,735)
Accrued expenses and other current liabilities	10,424		217
Other liabilities	(17,051)		(586)
Net cash provided by (used in) operating activities	15,199		(47,206)
Cash flows from investing activities:
Net acquisition of property and equipment	(1,679)		(1,664)
Proceeds from cancelled corporate owned life insurance policies	-		2,514
Net cash (used in) provided by investing activities	(1,679)		850
Cash flows from financing activities:
Proceeds from borrowings	102,025		428,877
Repayments of debt	(102,325)		(375,587)
Debit issuance costs	-		(802)
Cash dividends paid	(49)		(147)
Capital lease payments	(184)		(183)
Repurchase of common stock	(103)		(37)
Net cash (used in) provided by financing activities	(636)		52,121
Net increase in cash and cash equivalents	12,884		5,765
Cash and cash equivalents at beginning of year	9,049		10,400
Cash and cash equivalents at end of period	$21,933	$	16,165

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the company’s financial information with additional useful information in evaluating operating performance.

Note 1: Adjusted EBITDA

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following table shows the Company’s reconciliation of net income to EBITDA and Adjusted EBITDA which are considered Non-GAAP financial measures. Adjusted EBITDA excludes non-cash items (impairment charges) and significant non-recurring unusual items.

	13 Weeks	13 Weeks
	Ended	Ended
	May 4, 2019	May 5, 2018
Net income	$3,969	$7,334
Add back amounts for computation of EBITDA:
Interest expense, net	2,526	2,463
Income tax expense	53	60
Depreciation and amortization	7,338	8,070
EBITDA	13,886	17,927
Adjustments:
Non-cash impairment charges	-	299
Expense related to legal settlements	-	11
New store pre-opening costs	-	192
Total adjustments	-	502
Adjusted EBITDA	$13,866	$18,429

Note 2: Changes in Comparable Sales

Management believes that providing calculations of changes in comparable sales including and excluding sales from licensed departments assists in evaluating the Company’s ability to generate sales growth, whether through owned businesses or departments licensed to third parties. The following table shows the Company’s reconciliation of these calculations.

13 Weeks Ended
May 4, 2019
Decrease in comparable sales excluding sales from licensed departments (1)	(2.5%)
Impact of growth in comparable sales of licensed departments (2)	0.8%
Decrease in comparable sales including sales from licensed departments	(1.7%)

(1)

Represents the period-to-period percentage change in net sales from stores open throughout the period presented and the same period in the prior year and all online sales of steinmart.com, excluding commissions from departments licensed to third parties.

(2)

Represents the impact of including sales of departments licensed to third parties throughout the period presented and the same period in the prior year and all online sales of steinmart.com in the calculation of comparable sales. The company licenses its shoe and vintage handbag departments in its stores and online to third parties and receives a commission from these third parties based on a percentage of their sales. In our financial statements prepared in conformity with GAAP, the company includes commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not include the commission amounts from licensed department sales in its comparable sales calculations.